Exhibit T3F

Reconciliation and tie between Indenture, dated as of                                  , 2006, and the Trust Indenture Act of 1939, as amended.

Trust Indenture Act of 1939 Section		Indenture Section
310	(a)(1)	7.08, 7.09, 7.10
	(a)(2)	7.10
	(a)(3)	Not applicable
	(a)(4)	Not applicable
	(a)(5)	7.10
	(b)	7.08, 7.10

311	(a)	7.11
	(b)	7.11
	(c)	Not applicable

312	(a)	2.05
	(b)	13.03
	(c)	13.03

313	(a)	7.06
	(b)	7.06
	(c)	7.06
	(d)	7.06

314	(a)	4.02, 4.09
	(b)	Not applicable
	(c)(1)	5.01, 8.02, 13.04
	(c)(2)	5.01, 8.02, 13.04
	(c)(3)	Not applicable
	(d)	Not applicable
	(e)	13.05
	(f)	Not applicable

315	(a)	7.01, 7.02
	(b)	7.05
	(c)	7.01
	(d)(1)	7.01
	(d)(2)	7.01
	(d)(3)	7.01
	(e)	6.11

316	(a)(last sentence)	13.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	Not applicable
	(b)	6.06, 6.07
	(c)	9.04

Trust Indenture Act of 1939 Section

317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04

318	(a)	13.01

This reconciliation and tie Section does not constitute part of the indenture.